Exhibit 99.1

Contact:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

FOR IMMEDIATE RELEASE

The Princeton Review Agrees to Acquire Southern California

Franchises

NEW YORK, NY – June 12, 2008—The Princeton Review, Inc. (the “Company”) (Nasdaq: REVU), a leading provider of test preparation and educational support services, announced today that it has entered into an agreement to acquire The Princeton Review of Orange County, Inc. (“TPROC”), the operator of The Princeton Review franchises in several southern California locations, as well as certain assets and rights associated with those operations. The Company stated that the acquisition was part of its previously announced ongoing effort to consolidate operations by buying back its domestic franchises. TPROC operates franchises in several locations in California, including Los Angeles County, Fresno and Orange County. In the transaction, the Company also reacquired franchise rights to territories in Utah and New Mexico.

“With this acquisition, The Princeton Review will have acquired all but one of our U.S. franchises,” stated Michael J. Perik, the Company’s Chief Executive Officer. When the new management team took over last summer we pledged to refocus the Company’s attention on its core test preparation business. The addition of southern California, one of the country’s largest education markets, to our fold is a significant step in our overall turnaround plan for the Company.”

Under the terms of an Agreement and Plan of Reorganization, a newly formed wholly owned subsidiary of the Company will merge with and into TPROC, with the surviving entity merging with and into another wholly owned subsidiary of The Princeton Review. As part of the transaction, under the terms of two related Franchise and Asset Sale Agreements, the Company will acquire certain assets as well as franchise rights in Utah, New Mexico and the California counties of Los Angeles, Riverside, San Bernadino, Santa Barbara, Ventura, Fresno, Kern and San Luis Obispo. The aggregate consideration to be paid in these transactions will be approximately $31,000,000, of which approximately $25,400,000 will be paid in cash and the remainder through the issuance of 719,147 shares of The Princeton Review common stock. The closing of the transaction is subject to certain conditions, including the receipt of certain consents of third parties and the Company having obtained sufficient financing to consummate the transaction. The Company currently intends to obtain approximately $20 million of debt financing to partially finance the transaction. The parties currently anticipate that the closing will occur in July 2008. TPROC’s revenues for the twelve-month period ending December 31, 2007 were approximately $13 million, and the Company expects the transaction to have a favorable impact on the Company’s EBITDA in 2008.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; the Company’s ability to integrate acquired businesses with its existing business; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.